Exhibit 99.1

Blue Apron Announces Transfer of Stock Listing to Nasdaq

Ticker Symbol to Remain “APRN”

New York, NY, September 11, 2023 – Blue Apron (NYSE: APRN) today announced its decision to voluntarily transfer its stock exchange listing to The Nasdaq Global Market (Nasdaq) from the New York Stock Exchange (NYSE). The Company expects that its common stock will cease listing on the NYSE at market close on September 22, 2023 and commence listing on Nasdaq on September 25, 2023, and will continue trading under the ticker symbol “APRN.”

“We are joining many of the world’s leading tech and e-commerce companies on Nasdaq,” said Linda Findley, Blue Apron’s President and Chief Executive Officer. “Our stock exchange move will allow us to benefit from the exchange’s cost-effective services as we continue to focus on delivering a high-quality product to our customers and maximizing value for our shareholders.”

“We are delighted to welcome Blue Apron, a strong brand, to the Nasdaq family of listed companies and look forward to supporting their continued growth and focus on shareholder value,” said Karen Snow, Nasdaq’s Global Head of Listings.

About Blue Apron
Blue Apron’s vision is Better Living Through Better Food™. Launched in 2012, Blue Apron offers fresh, chef-designed meals that empower home cooks to embrace their culinary curiosity, challenge their abilities in the kitchen and see what a difference cooking quality food can make in their lives. Blue Apron is focused on bringing incredible recipes to its customers, deepening its commitment to its employees, continuing to reduce food and packaging waste, and addressing its carbon impact. Visit www.blueapron.com to learn more.

Forward Looking Statements
This press release includes statements concerning Blue Apron and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the risks described in Blue Apron’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (SEC) on March 16, 2023, Blue Apron’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 4, 2023, Blue Apron’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 9, 2023 and in other filings that Blue Apron may make with the SEC in the future. Blue Apron assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of any new information, future events, or otherwise.

Contact
Muriel Lussier
Blue Apron
muriel.lussier@blueapron.com